SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                              --------------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G
                                 Final Amendment

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                               United Online, Inc.
                           --------------------------
                                (Name of Issuer)



                                  Common Stock
                         -------------------------------
                         (Title of Class of Securities)



                                    911268100
                               ------------------
                                 (CUSIP Number)



                                  June 30, 2003
           -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X|  Rule 13d-1(b)
      |_|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)


                                   ----------

                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 911268100                                           Page 2 of 6 Pages
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1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Gilder, Gagnon, Howe & Co. LLC
    13-3174112
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                              (b) |_|
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3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
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                               5)     SOLE VOTING POWER
    NUMBER
    OF                                None
    SHARES                   --------------------------------------------------
    BENEFICIALLY               6)     SHARED VOTING POWER
    OWNED BY
    EACH                              None
    REPORTING                --------------------------------------------------
    PERSON                     7)     SOLE DISPOSITIVE POWER
    WITH
                                      None
                             --------------------------------------------------
                               8)     SHARED DISPOSITIVE POWER

                                      201,838
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9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    201,838
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10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                  |-|
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11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.0%
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12) TYPE OF REPORTING PERSON

    BD
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                                  Schedule 13G
                                  ------------

Item 1(a).  Name of Issuer:

United Online, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

2555 Townsgate Road
Westlake Village, CA  91361

Item 2(a).  Name of Person Filing:

Gilder, Gagnon, Howe & Co. LLC

Item 2(b).  Address of Principal Business Office or, if None, Residence:

1775 Broadway, 26th Floor
New York, NY  10019

Item 2(c).  Citizenship:

New York

Item 2(d).  Title of Class of Securities:

Common Stock

Item 2(e).  CUSIP Number:

911268100

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   [x]  Broker or Dealer Registered Under Section 15 of the Act
                       (15 U.S.C. 78o)

            (b)   |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                       78c)

            (c)   |_|  Insurance Company as defined in section 3(a)(19) of the
                       Act (15 U.S.C. 78c)

            (d)   |_|  Investment Company registered under section 8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_|  Investment Adviser in accordance with ss.
                       240.13d-1(b)(1)(ii)(E)

            (f)   |_|  Employee benefit plan or endowment fund in accordance
                       with ss. 240.13d-1(b)(1)(ii)(F)

            (g)   |_|  Parent Holding Company or control person in accordance
                       with ss.240.13d-1(b)(ii)(G)

            (h)   |_|  Savings Association as defined in ss.3(b) of the Federal
                       Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_|  Church plan that is excluded from the definition of an
                       investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_|  Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

            (a) Amount beneficially owned: 201,838

            (b) Percent of class: 0.0%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: None

                  (ii)  Shared power to vote or to direct the vote: None

                  (iii) Sole power to dispose or to direct the disposition of:
                        None

                  (iv)  Shared power to dispose or to direct the disposition of:
                        201,838

            The shares reported include 201,838 shares held in customer accounts over which partners and/or employees of the Reporting Person have discretionary authority to dispose of or direct the disposition of the shares.

Item 5.     Ownership of Five Percent or Less of a Class.

This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.     Identification and Classification of Members of the Group.

Not applicable

Item 9.     Notice of Dissolution of Group.

Not applicable

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE
                                    ---------


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                      July 10, 2003
                                     ------------------------
                                        Date


                                      /s/  Walter Weadock
                                     ------------------------
                                        Signature


                                      Walter Weadock, Member
                                     ------------------------
                                        Name/Title